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Table of Contents

As filed with the Securities and Exchange Commission on December 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IMPLANT SCIENCES CORPORATION
(Exact name of registrant as specified in its Charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2837126 (I.R.S. Employer Identification Number)

107 Audubon Road #5
Wakefield, MA 01880
(781) 246-0700
(Address, including zip code, and telephone number, including area code, of principal executive offices)

DR. ANTHONY ARMINI
President and Chief Executive Officer
107 Audubon Road
Wakefield, MA 01880
(781) 246-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
DAVID SELENGUT, ESQ.
ELLENOFF GROSSMAN & SCHOLE LLP
370 LEXINGTON AVE.
New York, New York 10017
(212) 370-1300 / Facsimile No.: (212) 370-7889

        Approximate date of commencement of proposed sale to the public: As soon as practicable from time to time after the Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common stock, $.10 par value	646,309	$7.42	$4,795,613	$387.97

(1)
We are registering a total of 646,309 shares of our common stock consisting of:
•
398,149 shares of our common stock issuable upon the repayment, conversion or redemption of Series C 5% Cumulative Convertible Preferred Stock sold to Laurus Master Fund, Ltd. in a private placement transaction completed on November 25, 2003.
•
100,000 shares of our common stock issuable upon exercise of a common stock purchase warrant having an exercise price of $8.44 per share for 50,000 shares and $10.13 per share for 50,000 shares issued to Laurus Master Fund, Ltd.
•
100,000 shares of our common stock issuable upon exercise of warrants issued to certain stockholders at various exercise prices.
•
48,160 shares of our common stock issued to our employees in August and October 2003.
(2)
Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, as amended, the above calculation is based on the approximate average of the high and low prices reported on the American Stock Exchange on December 15, 2003.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

646,309 Shares
of

Implant Sciences Corporation

Common Stock

        This prospectus relates to the offering for resale of Implant Sciences Corporation common stock. In this prospectus, the terms "Implant," "we," or "us" will each refer to Implant Sciences Corporation and its subsidiaries. We are a Massachusetts corporation. Our principal offices are located at 107 Audubon Road, Wakefield, MA 01880, and our telephone number is (781) 246-0700.

        This prospectus will be used by the selling stockholder to sell up to 646,309 shares of our common stock: (i) 398,149 shares of our common stock issuable upon the repayment, conversion or redemption of the Series C 5% Cumulative Convertible Preferred Stock sold to Laurus Master Fund, Ltd. in a private placement transaction, which was completed on November 25, 2003, (ii) 100,000 shares of our common stock issuable upon exercise of a common stock purchase warrant having an exercise price of $8.44 per share for 50,000 shares and $10.13 per share for 50,000 shares issued to Laurus Master Fund, Ltd. and (iii) 100,000 shares of our common stock issuable upon stockholders' exercise of common stock purchase warrants issued to certain selling stockholders, and (iv) 48,160 shares issued to our employees in August and October 2003.

        The selling stockholder may sell these shares from time to time on the American Stock Exchange, or otherwise. The selling stockholders may sell the shares of common stock that are part of this offering at: (i) the prevailing market price for the shares at the time the shares are sold, (ii) a price related to the prevailing market price, (iii) a negotiated price or at (iv) prices determined from time to time by the selling stockholders. See ["Plan of Distribution."]

        We will not receive any funds from sales of our common stock by the selling stockholders. If Laurus Master Fund, Ltd. exercises its warrant in its entirety, we will receive proceeds of approximately $928,500 from such exercise and if the other selling stockholders exercise all of their warrants we will receive proceeds of approximately $331,000.

        Our common stock is currently traded on the American Stock Exchange under the symbol "IMX" and our publicly traded common stock purchase warrants are traded under the symbol "IMX.WS". On December 15, 2003, the last reported sale price of our common stock was $7.47 per share. On December 15, 2003, the last reported sale price of our publicly traded redeemable common stock purchase warrants was $2.00 per warrant.

        The mailing address and the telephone and facsimile numbers of our executive offices are:

  107 Audubon Road, #5
  Wakefield, MA 01880
  Telephone No: 781-246-0700
  Fax: 781-246-3561

        Investing in the common stock involves risks. See ["Risk Factors"] beginning on Page 1.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this registration statement is truthful or complete. Any representation to the contrary is a criminal offense.

December            , 2003

i

ii

        You should rely only on the information contained in this Prospectus or incorporated by reference herein. Information on our website or the websites of any of our subsidiaries or affiliates, if any, is not incorporated into this Prospectus, and you should not rely on such information. We have not authorized anyone to provide you with any other information. This Prospectus may only be used where it is legal to sell these securities. The information in this Prospectus is accurate only as of the date noted above, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

RISK FACTORS

        An investment in us involves a high degree of risk and common stock should not be purchased by anyone who cannot afford the loss of their entire investment. You should carefully consider all of the following risk factors discussed below as well as other information in the prospectus before purchasing the common stock. The risks described below are not all of the risks facing us. Additional risks, including those that are currently not known to us or that we currently deem immaterial, may also impair our business operations.

We do not operate at a profit and do not expect to be profitable for some time.

        During the twelve months ended June 30, 2003, and the three months ended September 30, 2003,we had a net loss of approximately $2,769,000 and $754,000, respectively and a net loss applicable to common shareholders of approximately $3,660,000 and $1,198,000 respectively. We plan to further increase our expenditures to complete the development and commercialization of our new products, to increase our manufacturing capacity and equipment, to ensure compliance with the Food and Drug Administration's Quality System Regulations and broaden our sales and marketing capabilities. As a result, we believe that we will likely incur losses over the next several quarters. The accumulated deficit as of September 30, 2003 approximated $14,186,000.

        During fiscal 2002 and 2003 and first fiscal quarter of 2004, we incurred significant operating losses and utilized significant amounts of cash to fund operations. We have reached a critical stage in our growth where we have transitioned from a research and development company to a commercial company with complete sales, marketing and production capabilities. We received Food and Drug Administration 510(k) clearance to market our I-Plant™ Iodine-125 radioactive seed for the treatment of prostate cancer. We are now expanding our radiation therapy products to include a radiation delivery system to provide breast cancer treatment and developing a new device for the treatment of ocular melanoma using brachytherapy. We are also performing research and developing a trace explosive detector. During this time, we increased our overall operating expenses and overhead to be positioned to further increase our sales and production capabilities.

        As a result of implementing the above actions, management believes that our existing cash resources and cash from operations will meet working capital and research and development requirements over the next twelve months and improve operating results. However, unanticipated decreases in operating revenues, delays in government funding of grants, increases in expenses or further delays in product development may adversely impact our cash position and require further cost reductions. No assurance can be given that we will be able to operate profitably on a consistent basis.

Intense competition and rapid technological change could harm our financial performance.

        The medical device industry is characterized by rapidly evolving technology and intense competition. In our radioactive products, such as prostate seed implants and radioactive brachytherapy devices, we compete with many other companies selling similar products with certain of such companies serving substantially the entire radioactive prostate seed market. Many of our competitors have substantially greater capital resources, greater research and development, manufacturing and marketing resources and experience and greater name recognition than we do. In addition, we expect new entrants into our markets. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective than our products or that would render our products obsolete or noncompetitive. Moreover, there can be no assurance that we will be able to price our products at or below the prices of competing products and technologies in order to facilitate market acceptance. In addition, new procedures and medications could be developed that replace or reduce the importance of procedures that use our products. Accordingly, our success will depend, in part, on our ability to respond quickly to medical and technological changes through the development and introduction of new products and enhancements. Product development involves a high degree of risk, and there can be no assurance that our new product development efforts will result in any commercially successful products. Our failure to compete or respond to technological change in an effective manner would have a material adverse effect on our business.

Our medical products and technologies may not be accepted by the medical community which could harm our financial performance.

        There can be no assurance that our radioactive prostate seeds, brachytherapy sources, orthopedic ceramic coatings, or radiopaque coatings will achieve acceptance, or continue to receive acceptance, by the medical community and market acceptance generally. The degree of market acceptance for our products and services will also depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration in the medical community and among health care payers of the clinical safety, efficacy and cost effectiveness of our products. Certain of the medical conditions that can be treated by our devices or devices treated using our coatings can also be treated by other medical procedures. Decisions to purchase our products will primarily be influenced by members of the medical community, who will have the choice of recommending medical treatments, such as radiotherapeutic seeds, or the more traditional alternatives, such as surgery and external beam radiation therapy. Many alternative treatments currently are widely accepted in the medical community and have a long history of use. There can be no assurance that our devices or technologies will be able to replace such established treatments or that physicians, health care payers, patients or the medical community in general will accept and utilize our devices or any other medical products that may be developed or treated by us even if regulatory and reimbursement approvals are obtained. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. Failure of our products and technologies to gain market acceptance would have a material adverse effect on our business.

Our proposed explosives detection products and technologies may not be accepted by the government agencies, airports or airlines which could harm our future financial performance.

        There can be no assurance that our proposed explosives detection systems will achieve acceptance by the domestic and international airports, government agencies and airlines, and market acceptance generally. The degree of market acceptance for our proposed explosives detection products and services will also depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration of the ability of our proposed device to detect trace explosives residues on personnel, baggage and other cargo prior to embarking on aircraft. Our failure to commercially develop our product to compete successfully with respect to throughput, the ability to scan personnel, baggage and other cargo carried onto airlines, and portability could delay, limit or prevent market acceptance. Moreover, the market for explosives detection systems technology, especially trace detection technology, is largely undeveloped, and we believe that the overall demand for explosives detection systems technology will depend significantly upon public perception of the risk of terrorist attacks. There can be no assurance that the public will perceive the threat of terrorist bombings to be substantial or that the airline industry and governmental agencies will actively pursue explosives detection systems technology. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. As a result, there can be no assurance, if the currently developed prototype product is brought to a commercial product, that we will be able to achieve market penetration, revenue growth or profitability.

Our future profitability depends on our ability to complete development of our products.

        We currently market radioactive prostate seeds. We also provide ion implantation services for ion implantation of semiconductors and medical devices. We plan to market radioactive tipped guidewires, radiopaque coatings, and explosive detection systems that may require substantial further investment in research, product development, preclinical and clinical testing and governmental regulatory approvals prior to being marketed and sold. Our ability to increase revenues and achieve profitability and positive cash flow will depend, in part, on our ability to complete such product development efforts, obtain such regulatory approvals, establish manufacturing and marketing programs and gain market acceptance for such proposed products.

        The market for explosive detection systems is intensely competitive and is characterized by continuously developing technology and frequent introductions of new products and features. We expect competition to increase as other companies introduce additional and more competitive products in the explosive detection systems market as we develop the capabilities and enhancements of our trace detection systems. Each of our competitors may have substantially greater financial resources than us. There can be no assurance that we will be able convert our current prototype explosives detection system to a commercial product to compete successfully with our competitors or with new entrants to the explosive detection systems market.

        We believe that our ability to compete in the explosive detection systems market is based upon such factors as: product performance, functionality, quality and features; quality of customer support services, documentation and training; and the capability of the technology to appeal to broader applications beyond the inspection of passengers, baggage, and cargo carried on airlines. Although we believe that our currently developed prototype product has all of the capabilities to meet the United States Government's decree that all passengers, baggage, and cargo carried on airlines must be screened thoroughly, certain of our competitors may have an advantage over our existing technology with respect to these factors. There can be no assurance that we will be successful in convincing potential customers that our prototype product will be developed into a commercial product, and that if developed into a commercial product, will be superior to other systems given all of the necessary performance criteria, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel potential orders for us yet to be commercialized. Further, there can be no assurance that we will be able to bring to commercialization and further enhance our prototype product to better compete on the basis of cost, throughput, accommodation of detection of passengers, baggage or other cargo carried onto airlines, or that we will otherwise be able to compete successfully with existing or new competitors.

        Our product development efforts are subject to the risks inherent in the development of such products. These risks include the possibility that development costs will be much greater than currently anticipated, that our products will be found to be ineffective or unsafe, or will otherwise fail to receive necessary regulatory approvals; that the products will be difficult to manufacture on a large scale or be uneconomical to market; that the proprietary rights of third parties will interfere with our product development; or that third parties will market superior or equivalent products which achieve greater market acceptance. Furthermore, there can be no assurance that we will be able to conduct our product development efforts within the timeframes currently anticipated or that such efforts will be completed successfully.

We own patents, trade secrets and other intellectual property and know-how that we believe allows us to compete effectively. Limitations on our ability to protect our intellectual property or continue to use our intellectual property could harm our financial performance.

        Our ability to compete effectively will depend, to a significant extent, on our ability to operate without infringing the intellectual property rights of others. Many participants in the medical device area aggressively seek patent protection and have increasing numbers of patents, and have frequently demonstrated a readiness to commence litigation based on patent infringement. Third parties may assert exclusive patent rights to technologies that are important to us.

Our success will depend on our ability to obtain new patents and operate without infringing on the proprietary rights of others.

        Although we have twenty-two (22) United States patents issued and eighteen (18) United States patent applications pending for our technology and processes, our success will depend, in part, on our ability to obtain the patents applied for and maintain trade secret protection for our technology and operate without infringing on the proprietary rights of third parties. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any pending patent applications or any future patent application will issue as patents, that the scope of any patent protection obtained will be sufficient to exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us.

        Furthermore, there can be no assurance that others have not or will not develop similar products, duplicate any of our products or design around any patents issued or that may be issued in the future to us. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers products or processes developed by us.

        Moreover, there can be no assurances that patents issued to us will not be challenged, invalidated or circumvented or that the rights thereunder will provide any competitive advantage. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted to third parties. Patents and patent applications in the United States may be subject to interference proceedings brought by the United States Patent & Trademark Office, or to opposition proceedings initiated in a foreign patent office by third parties. We may incur significant costs defending such proceedings. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

        We also rely on unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes, that such technology or know-how will not be disclosed or that we can meaningfully protect our rights to such unpatented proprietary technology, trade secrets, or know-how. Although we have entered into non-disclosure agreements with our employees and consultants, there can be no assurance that such non-disclosure agreements will provide adequate protection for our trade secrets or other proprietary know-how.

If we are not successful in managing our future growth, our business will suffer.

        We have limited experience in the commercial production of radioactive prostate seeds and radioactive tipped guidewires, or the commercial production of explosives detection systems. Our future success will depend upon, among other factors, our ability to recruit, hire, train and retain highly educated, skilled and experienced management and technical personnel, to generate capital from operations, to scale-up our manufacturing process and expand our facilities and to manage the effects of growth on all aspects of our business, including research, development, manufacturing, distribution, sales and marketing, administration and finance. Our failure to identify and exploit new product and service opportunities, attract or retain necessary personnel, generate adequate revenues or conduct our expansion or manage growth effectively could have a material adverse effect on our business.

We are dependent on a small number of customers for a significant portion of our sales. The loss of business from these customers would harm our financial performance.

        Approximately 24% of our sales in the twelve months ended June 30, 2003, 25% for the comparable prior year period and 22% for the three months ended September 30, 2003 were made to one (1) customer, the Howmedica/Osteonics Division of Stryker Corporation. These sales were of nitrogen ion implantation that enhance orthopedic joint implants. In addition, we have no purchase commitments from this or other customers. Our relationship with this customer is not significantly close to permit us to understand or predict their purchasing patterns. There can be no assurance that this customer will continue to purchase our products and services at the same levels as in previous years or that such relationships will continue in the future. The loss of a significant amount of business from this customer would have a material adverse effect on the sales and operating results. Approximately 39% of our sales in the twelve months ended June 30, 2003 and 43% of our sales in the comparable prior year period were made to one (1) customer, MED-TEC. On July 31, 2003, we terminated our distributorship agreement by mutual consent and replaced it with an agreement defining the orderly transition and transfer of customers to our direct sales force. We cannot assure that we will be successful in our direct sales efforts to these customers or to other potential customers. If we are not successful in out sales efforts, our business could be materially adversely affected.

Our medical device products and services are subject to extensive government regulation. If we fail to obtain or are delayed in obtaining the approval of the necessary federal and state government agencies, our business could be materially affected.

        The manufacture and sale of our medical device products and services are subject to extensive regulation principally by the Food and Drug Administration in the United States and corresponding foreign regulatory agencies in each country in which we sell our products. These regulations affect product approvals, product standards, packaging requirements, design requirements, manufacturing and quality assurance, labeling, import restrictions, tariffs and other tax requirements. Securing Food and Drug Administration authorizations and approvals requires submission of extensive clinical data and supporting information. In most instances, the manufacturers or licensees of medical devices that are treated by us will be responsible for securing regulatory approval for medical devices incorporating our technology. However, we plan on preparing and maintaining Device Master Files which may be accessed by the Food and Drug Administration. We expect to incur substantial product development, clinical research and other expenses in connection with obtaining final regulatory clearance or approval for and commercialization of our products.

        There can be no assurance that our medical device manufacturers or licensees will be able to obtain regulatory clearance or approval for devices incorporating our technology on a timely basis, or at all. Regulatory clearance or approvals, if granted, may include significant limitations of the indicated uses for which the product may be marketed. In addition, product clearance or approval could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of products incorporating our technology or subject us to additional regulation.

        In addition to Food and Drug Administration regulation, certain of our activities are regulated by, and require approvals from, other federal and state agencies. The use, management, transportation, and disposal of certain materials and wastes are subject to regulation by several federal and state agencies depending on the nature of the materials or waste material. Certain toxic chemicals and products containing toxic chemicals may require special reporting to the United States Environmental Protection Agency and/or its state counterparts. Our future operations may require additional approvals from federal and/or state environmental agencies. There can be no assurance that we will be able to obtain necessary government approvals, or that we will be able to operate with the conditions that may be attached to future regulatory approvals. Moreover, there can be no assurance that we will be able to maintain previously-obtained approvals. While it is our policy to comply with applicable regulations, failure to comply with existing or future regulatory requirements and failure to obtain or maintain necessary approvals could have a material adverse effect on our business, financial condition, and results of operations.

        Failure or delay of our medical device manufacturers in obtaining Food and Drug Administration and other necessary regulatory clearance or approval, the loss of previously obtained clearance or approvals, as well as failure to comply with other existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

        Because certain of our products utilize radiation sources, their manufacture, distribution, transportation, import/export, use and disposal will also be subject to federal, state and/or local laws and regulations relating to the use, handling, procurement and storage of radioactive materials. We must also comply with United States Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of our products. We expect that there will be comparable regulatory requirements and/or approvals in markets outside the United States. If any of the foregoing approvals are significantly delayed or not obtained, our business could be materially adversely affected.

Our research and manufacturing activities involve the use of hazardous materials. Any liability resulting from the misuse of such hazardous materials could adversely affect our business.

        Our research and manufacturing activities sometimes involve the use of various hazardous materials. Although we believe that our safety procedures for handling, manufacturing, distributing, transporting and disposing of such materials comply with the standards for protection of human health, safety, and the environment, prescribed by local, state, federal and international regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Nor can we eliminate the risk that one or more of our hazardous material or hazardous waste handlers may cause contamination for which, under laws imposing strict liability, we could be held liable. While we currently maintain insurance in amounts which we believe are appropriate in light of the risk of accident, we could be held liable for any damages that might result from any such event. Any such liability could exceed our insurance and available resources and could have a material adverse effect on our business.

We depend on third party reimbursement to our customers for market acceptance of our medical products. If third party payors fail to provide appropriate levels of reimbursement for our products, our profitability would be adversely affected.

        Medicare, Medicaid and other government insurance programs, as well as private insurance reimbursement programs greatly affect suppliers of health care products. Several of the products being developed, produced or processed by us, including our orthopedic implants, prostate seeds, drug-eluting stents, and interventional cardiology instruments and devices, are currently being reimbursed by third party payers. Our customers rely on third-party reimbursements to cover all or part of the costs of most of the procedures in which our products are used. Third party payers (including health maintenance organizations) may affect the pricing or relative attractiveness of our products by regulating the maximum amount of reimbursement provided by such payers to the physicians, hospitals and clinics using our devices, or by taking the position that such reimbursement is not available at all. The amounts of reimbursement by third party payers in those states that do provide reimbursement varies considerably. Major third party payers reimburse inpatient medical treatment, including all or most operating costs and all or most furnished items or services, including devices such as ours, at a prospectively fixed rate based on the diagnostic-related group that covers such treatment as established by the federal Health Care Financing Administration. For interventional cardiology procedures, the fixed rate of reimbursement is based on the procedure or procedures performed and is unrelated to the specific devices used in such procedure. Therefore, the amount of profit realized by suppliers of health care services in connection with the procedure may be reduced by the use of our devices if they prove to be costlier than competing products. If a procedure is not covered by a diagnostic-related group, certain third party payers may deny reimbursement.

        Alternatively, a diagnostic-related group may be assigned that does not reflect the costs associated with the use of our devices or devices treated using our services, resulting in limited reimbursement. If, for any reason, the cost of using our products or services was not to be reimbursed by third party payers, our ability to sell our products and services would be materially adversely affected. In the international market, reimbursement by private third party medical insurance providers and governmental insurers and providers varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third party governmental reimbursement.

Product liability claims could damage our reputation and hurt our financial results.

        To date no product liability claims have been asserted against us; however, the testing, marketing and sale of implantable devices and materials entail an inherent risk that product liability claims will be asserted against us, if the use of our devices is alleged to have adverse effects on a patient, including exacerbation of a patient's condition, further injury, or death. A product liability claim or a product recall could have a material adverse effect on our business. Certain of our devices are designed to be used in treatments of diseases where there is a high risk of serious medical complications or death.

        Although we have obtained product liability insurance coverage, there can be no assurance that in the future we will be able to obtain such coverage on acceptable terms or that insurance will provide adequate coverage against any or all potential claims. Furthermore there can be no assurance that we will avoid significant product liability claims and the attendant adverse publicity. Any product liability claim or other claim with respect to underinsured liabilities could have a material adverse effect on our business.

If our suppliers cannot provide the components or services we require, our ability to manufacture our products could be harmed.

        We rely on a limited number of suppliers to provide materials and services used to manufacture our products. If we cannot obtain adequate quantities of necessary materials and services from our suppliers, there can be no assurance that we would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Moreover, in order to maintain our relationship with major suppliers, we may be required to enter into preferred supplier agreements that will increase the cost of materials obtained from such suppliers, thereby also increasing the prices of our products. The limited sources, the unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of raw materials or services could have a material adverse effect on our business.

If we were to lose the services of either our president or our chief scientist, our business would be adversely affected.

        We are substantially dependent, for the foreseeable future, upon our Chairman of the Board, President and Chief Executive Officer, Dr. Anthony J. Armini and our Vice President and Chief Scientist, Dr. Stephen N. Bunker, both of whom currently devote their full time and efforts to management. If we were to lose the services of Dr. Armini or Dr. Bunker for any significant period of time, our business would be materially adversely affected. We maintain a key man life insurance policy of $1,000,000 insuring the life of Dr. Armini.

If we cannot attract and retain the management, sales and other personnel we need, we will not be successful.

        There is intense competition for qualified personnel in the medical device field, and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. The loss of the services of existing personnel as well as the failure to recruit additional qualified scientific, technical and managerial personnel in a timely manner would be detrimental to our anticipated growth and expansion into areas and activities requiring additional expertise such as marketing. The failure to attract and retain such personnel could adversely affect our business.

Our quarterly results may fluctuate significantly, which could adversely affect our stock price.

        We believe that our operating results may be subject to substantial quarterly fluctuations due to several factors, some of which are outside our control, including fluctuating market demand for, and declines in the average selling price of our products, the timing of significant orders from customers, delays in the introduction of new or improved products, delays in obtaining customer acceptance of new or changed products, the cost and availability of raw materials, and general economic conditions. We plan to further increase our expenditures to complete development and commercialization of our new products, to increase our manufacturing capacity, to ensure compliance with the Food and Drug Administration's Quality Systems Regulations and to broaden our sales and marketing capabilities. A substantial portion of our revenue in any quarter historically has been derived from orders booked in that quarter, and historically, backlog has not been a meaningful indicator of revenues for a particular period. Accordingly, our sales expectations currently are based almost entirely on our internal estimates of future demand and not from firm customer orders.

If third party credit is unavailable, our working capital could be restricted.

        Currently, we do not have third party credit available for working capital and we rely on cash generated from our operations and private equity financing, when available, for working capital purposes. If such financing is no longer available at acceptable rates, we would be required to reduce or curtail our operations and research and development projects. This would have a material adverse effect on our business.

FORWARD-LOOKING INFORMATION

        Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

THE OFFERING

        The registration statement relates to the resale of shares of our common stock issued and issuable to Laurus Master Fund, Ltd and certain other selling stockholders. Specifically, the shares of our common stock included in this offering consist of:

  •
  398,149 shares of our common stock issuable upon the repayment, conversion or redemption of Series C 5% Cumulative Convertible Preferred Stock sold to Laurus Master Fund, Ltd. in a private placement transaction completed on November 25, 2003.

  •
  100,000 shares of our common stock issuable upon exercise of a common stock purchase warrant having an exercise price of $8.44 per share for 50,000 shares and $10.13 per share for 50,000 shares issued to Laurus Master Fund, Ltd.

  •
  100,000 shares of our common stock issuable upon exercise of warrants issued to certain stockholders at various exercise prices.

  •
  48,160 shares of our common stock issued to our employees in August and October 2003.

        We are obligated to redeem part of the investment of Laurus Master Fund, Ltd. in the series C 5% Cumulative Convertible Preferred Stock on the first day of each calendar month commencing on March 1, 2004. See "[Description of Securities—Series C 5% Cumulative Convertible Preferred Stock]" for a complete schedule of all payments that we will be obligated to make. We may pay this amount in cash or in shares of our common stock, or a combination of both. If we pay in shares of our common stock, our common stock will be valued at $6.75 per share. The Series C 5% Cumulative Convertible Preferred Stock is convertible at any time by Laurus Master Fund, Ltd. at $6.75 per share.

USE OF PROCEEDS

        We received net proceeds of approximately $2,336,000 from the sale of 250,000 shares of Series C 5% cumulative convertible preferred stock, after the payment of a management fee and placement agent fee of approximately $125,000 and related transaction costs estimated to be an additional $39,000. The proceeds will be used for the purchase of an Axcelis Implanter, continued development of a commercially available, portable hand-held explosives detection device and for general working capital purposes. We may receive proceeds of up to approximately $928,500 if Laurus Master Fund, Ltd. exercises the entire common stock purchase warrant issued to it, to purchase 100,000 shares of our common stock. Laurus Master Fund, Ltd., however, may perform a cashless exercise of the common stock purchase warrant which would result in us not receiving any cash proceeds. If all of the remaining 100,000 warrants are exercised by the other selling stockholders, we would receive proceeds of up to approximately $331,000. All of the shares of common stock offered by this prospectus are being offered by the selling stockholders and Laurus. We will not receive any additional proceeds from the sale of shares by the selling stockholders and Laurus. For information about the selling stockholder, see "Selling Stockholder."

        The costs associated with this offering, other than the transaction costs, are approximately $17,000.

SELLING STOCKHOLDERS

        Laurus Master Fund, Ltd., a selling stockholder, acquired the shares of our common stock being registered for resale by Laurus Master Fund, Ltd. by the registration statement, of which this prospectus is a part:

  •
  upon repayment, conversion or redemption of 250,000 shares of Series C 5% Cumulative Convertible Preferred Stock issued to Laurus Master Fund, Ltd. in connection with a private placement completed on November 25, 2003; and

  •
  upon exercise of a common stock purchase warrant having an exercise price of $6.88 per share to purchase 50,000 shares of our common stock and $10.13 per share to purchase 50,000 shares of our common stock issued to Laurus Master Fund, Ltd. in connection with the private placement transaction completed on November 25, 2003.

        Laurus Master Fund, Ltd. has informed us that Laurus Capital Management, L.L.C., a Delaware limited liability company, has voting and investment control over our securities.

        We have agreed to file a registration statement, of which this prospectus is a part, to register the shares of Laurus Master Fund, Ltd. described above in order to permit them to sell these shares from time to time in the public market or in privately-negotiated transactions.

        100,000 shares of common stock being registered will be acquired by the other selling stockholders upon exercise of warrants received in connection with providing certain services to us. The warrants are exercisable until June 2, 2008 at an exercise price of $3.31 per share.

        42,660 shares of common stock being registered were issued to our employees in August 2003 in lieu of raises. These shares are subject to forfeiture if the employees' employment with us ceases prior to January 2, 2004. In addition, these shares may not be transferred or assigned prior to August 2004. 5,500 of the shares being registered were issued in October 2003 as bonuses to certain key employees.

        We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.

        Based on the information supplied to us by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of December 15, 2003 and as adjusted to reflect the sale by each selling stockholder of the shares of common stock offered by this prospectus.

	Selling Shareholders
	Shares Beneficially Owned Prior to Offering (1)			Shares Beneficially Owned After Offering (1)(2)
	Number	Percent (3)	Number of Shares Offered	Number	Percent (3)
Laurus Master Fund, Ltd c/o Ironshore Corporate Services Ltd. P. O. Box 1234 G.T., Queensgate House South Church Street(4)(5)	975,485	11%	498,149	477,336	5%
Anthony Armini(8)(9)	1,358,472	15%	6,500	1,351,972	15%
Sharon Arrigo(6)(9)	2,460	*	360	2,100	*
Larry Ayers(6)(9)	1,920	*	260	1,660	*
Lee Bergen(6)(9)	14,770	*	420	14,350	*
Karen Beaton(6)	160	*	160	—	*
Stacy Bragg(6)	343	*	240	103	*
Stephen Bunker(8)(9)	681,948	8%	3,500	678,448	8%
William Carr(6)(9)	24,360	*	2,500	21,860	*
Michael Casteris(6)(9)	2,900	*	350	2,550	*
James Curley(6)(9)	2,892	*	320	2,572	*
Cristine Dench(6)(9)	1,416	*	270	1,146	*
Donald Dench(6)(9)	18,800	*	400	18,400	*
Catherine Dooley(6)	240	*	240	—	*
Dennis Gadarowski(6)(9)	33,310	*	310	33,000	*
Jeffrey Gibbs(6)(9)	20,950	*	1,500	19,450	*
Francis Goldrick(6)(9)	2,192	*	310	1,882	*
Manuel Gregorio(6)	604	*	230	374	*
Arline Harris(6)	250	*	250	—	*
Robert Hayward(6)(9)	17,300	*	400	16,900	*
Cahterine Hiscock(6)(9)	870	*	270	600	*
Matthew Hollows(6)(9)	3,480	*	370	3,110	*
Darryl Huntington(6)(9)	2,540	*	340	2,200	*
Gregory Huntingron, Jr.(6)	270	*	270	—	*
Gregory Huntingron, Sr.(6)(9)	20,100	*	2,500	17,600	*
Daniel Jonsen(6)(9)	3,520	*	420	3,100	*
Vladimir Kekukh(6)(9)	13,730	*	1,330	12,400	*
Leonid Krasnobaev(6)(9)	48,350	*	2,500	45,850	*
Vladimir Krylov(6)(9)	3,890	*	990	2,900	*
Svetlana Kudriavtseva(6)(9)	3,672	*	350	3,322	*
James LaMonica(6)(9)	17,180	*	520	16,660	*
Gary Leger(6)(9)	1,590	*	290	1,300	*
Ellen Lougee(6)	220	*	220	—	*
Alan Lucas(6)(9)	139,100	2%	3,500	135,600	2%
Carlos Martinex(6)(9)	1,949	*	220	1,729	*
Henry Matos(6)	328	*	180	148	*
Frances Mower(6)	170	*	170	—	*
John Munro(6)(9)	52,002	*	3,500	48,502	*
Michael Nelson(6)(9)	10,170	*	420	9,750	*
Judith Nelson(6)	140	*	140	—	*
Arthur Nolan(6)(9)	1,594	*	230	1,364	*
Carolyn Olin(6)	170	*	170	—	*
Dana Page(6)(9)	1,480	*	280	1,200	*
Donna Prunier(6)	150	*	150	—	*
Jhoan Ramirez(6)	140	*	140	—	*
Keith Richards(6)(9)	1,913	*	290	1,623	*
Michael Roderick(6)(9)	3,322	*	380	2,942	*

Diane Ryan(8)(9)	48,590	*	3,500	45,090	*
Richard Sahagian(6)(9)	84,942	*	2,500	82,442	*
David Santos(6)(7)(9)	31,000	*	360	30,640	*
Ronald Schwartz(6)(9)	2,670	*	270	2,400	*
Sylvana Sciola(6)	130	*	130	—	*
Jonathan Seidmann(6)(9)	1,320	*	220	1,100	*
Susan Siminski(6)	190	*	190	—	*
Ralph Sinclair(6)(9)	4,400	*	1,000	3,400	*
Richard Tobin(6)(9)	2,430	*	330	2,100	*
Lynn Watt(6)	333	*	230	103	*
Steven Whitten(6)(9)	3,300	*	400	2,900	*
Stephen Ziolkowski(6)(7)(9)	21,921	*	370	21,551	*
Vyacheslav Motchkin(7)	15,000	*	15,000	—	*
Dmitriy Klochkov(7)	12,750	*	12,750	—	*
Aleksandr Chistyakov(7)	17,000	*	17,000	—	*
Vyacheslav Pershenkov(7)	17,000	*	17,000	—	*
Evgeniya Tananina(7)	8,500	*	8,500	—	*
Gennadiy Kotkovskiy(7)	12,750	*	12,750	—	*
Vladimir Belyakov(6)(7)(9)	30,400	*	17,000	13,400	*

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person.

(2)
Assumes that all shares of common stock offered in this prospectus will be sold.

(3)
Based on approximately 7,075,389 shares of common stock issued and outstanding as of December 15, 2003, plus, for each person, such number of shares of common stock subject to options and convertible securities held by such person that are currently exercisable, or become exercisable within 60 days of the date of this table.

(4)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Laurus Capital Management, L.L.C., a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

(5)
Includes:

•
48,700 shares of our common stock

•
303,636 shares of our common stock issuable upon the repayment, conversion or redemption of Series B 5% convertible cumulative preferred stock sold to Laurus Master Fund, Ltd. in a private placement transaction completed on August 28, 2003.

•
70,000 shares of our common stock issuable upon exercise of a common stock purchase warrant issued to Laurus Master Fund, 25,000 warrants having an exercise price of $6.88 per share and 45,000 warrants having an exercise price of $8.25 per share.

•
55,000 shares of our common stock issuable upon exercise of a common stock purchase warrant having an exercise price of $6.23 per share issued to Laurus Master Fund, Ltd.

  •
  398,149 shares of our common stock issuable upon the repayment, conversion or redemption of Series C 5% Cumulative Convertible Preferred Stock sold to Laurus Master Fund, Ltd. in a private placement transaction completed on November 25, 2003.

  •
  100,000 shares of our common stock issuable upon exercise of a common stock purchase warrant having an exercise price of $8.44 per share for 50,000 shares and $10.13 per share for 50,000 shares issued to Laurus Master Fund, Ltd.

(6)
The selling stockholder is an employee.

(7)
Consists of shares issuable upon exercise of currently exercisable warrants.

(8)
The selling stockholder is an executive officer.

(9)
A portion of this includes options exercisable within 60 days.

        The selling stockholders and we are not making any representation that any shares covered by the prospectus will or will not be offered for sale or resale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder named above.

Maximum Number of Shares Issuable to Laurus Master Fund, Ltd.

        Under the terms of our stock purchase agreement with Laurus Master Fund, Ltd., the number of shares to be obtained by Laurus Master Fund, Ltd. upon conversion of the Series C 5% cumulative convertible preferred stock or exercise of the common stock purchase warrants cannot exceed the number of shares that, when combined with all other shares of common stock and securities then beneficially owned by Laurus Master Fund, Ltd., would result in Laurus Master Fund, Ltd. owning more than 4.99% of our outstanding common stock at any given point in time.

Prior Relationships Between Selling Stockholder and Us

        We are not aware of any material relationship between us and Laurus Master Fund, Ltd. within the past three years other than as a result of the sale to them of the 250,000 Series A 7% Cumulative Convertible Preferred Stock on October 7, 2002, the sale of 200,000 Series B 5% Cumulative Convertible Preferred Stock on August 28, 2003, the sale of 250,000 Series C 5% Cumulative Convertible Preferred Stock on November 25, 2003 and ownership of the stockholder' shares. We paid Laurus Capital Management, L.L.C. a management and other fees of $98,500 with the close of the sale of the Series C 5% cumulative convertible preferred stock.

PLAN OF DISTRIBUTION

        The shares offered by this prospectus may be sold from time to time by selling stockholders, consisting of the persons named under "Selling Stockholders" above and those persons' successors, assigns, heirs, executors, and administrators. The selling stockholders may sell any or all of their shares of common stock on the American Stock Exchange, at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

  •
  the name of each of the participating broker-dealers;

  •
  the number of shares involved;

  •
  the price at which the shares were sold;

  •
  the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

  •
  a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  any other facts material to the transaction.

        We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to Laurus. We have agreed to indemnify Laurus against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Additionally, we have informed the Selling Stockholders involved in the private placement, through the offering documents of the following:

Telephone Interpretation in the SEC Manual of Publicly Available Telephone Interpretations (July 1997):

        A.65. Section 5

An issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock "against the box" and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.

Each Selling Stockholder represented and warranted that he/she/it had complied with all applicable provisions of the Act, the rules and regulations promulgated by the SEC thereunder, including Regulation M, and the applicable state securities laws.

DESCRIPTION OF SECURITIES

        The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.10 par value per share and 5,000,000 shares of preferred stock, $0.10 par value per share.

  Common Stock

        Holders of common stock are entitled to one vote per share in all matters to be voted on by the shareholders. Subject to the preferences that may be applicable to any preferred stock then outstanding, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of common stock are fully paid and non-assessable.

  Preferred Stock

        On October 7, 2002, 250,000 shares of our preferred stock were designated as Series A 7% cumulative convertible preferred stock and as of November 30, 2003, no shares were outstanding. On August 28, 2003, 200,000 shares of preferred stock were designated as Series B 5% cumulative convertible preferred stock and as of December 15, 2003, 167,000 shares were issued and outstanding. On November 25, 2003, 250,000 shares of preferred stock were designated as Series C 5% cumulative convertible preferred stock and as of December 15, 2003, 250,000 shares were issued and outstanding. Our Articles of Organization authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each of these series.

  Series B 5% Cumulative Convertible Preferred Stock

        Following is a summary description of the principal terms of our Series B 5% cumulative convertible preferred stock ("Series B preferred"). For a complete statement of all the terms of this preferred stock, please review the certificate of vote of directors establishing Series B 5% cumulative convertible preferred stock which we have filed as an exhibit to our annual report on form 10-KSB for the year ended June 30, 2003.

        Amortization.    We will redeem the Series B Preferred according to the schedule set forth below together with the dividends that accrued on that portion of the Series B preferred stock on the first business day of each calendar month commencing December 1, 2003. We may repay this amount in cash or in shares of our common stock, or a combination of both. If we pay in cash, we must pay 105% of the amount due. If we pay in shares of our common stock, our common stock will be valued at $5.50 per share. If the closing price of our common stock for any of the 11 trading days preceding the first business day of each calendar month was less than $6.00, we will be required to pay the amount due in cash. Each repayment in shares of our common stock will constitute a conversion of such amount.

Date	Required Redemption	Date	Required Redemption
12/01/2003	$25,000	10/01/2004	$165,000
01/01/2004	$33,000	11/01/2004	$173,000
02/01/2004	$41,000	12/01/2004	$181,000
03/01/2004	$49,000	01/01/2005	$189,000
04/01/2004	$57,000	02/01/2005	$197,000
05/01/2004	$65,000	03/01/2005	$485,000
06/01/2004	$73,000
07/01/2004	$81,000
08/01/2004	$89,000
09/01/2004	$97,000

        Conversion.    The Series B preferred stock is convertible at the option of the holder of Series B preferred stock at any time after the date of issuance. Each share of our common stock will be valued at $5.50 per share. If there is an event of default and we have failed to cure it, redeem the Series B preferred stock for cash or receive a waiver from the holder of the Series B preferred stock then our common stock will be valued at the lower of $5.50 or 70% of the average of the three lowest closing prices for our common stock for the 30 trading days prior to, but not including, the date of conversion.

        Event of Default.    If any of the following events occur and is not cured within 30 days of written notice or waived in writing by the holder of Series B preferred stock, the dividend rate of 5% will become 15% and the holder of Series B preferred stock has the right to elect to have us redeem its shares of Series B preferred stock. This redemption requires the payment of the greater of 130% of the outstanding value of the Series B preferred stock, plus accrued and unpaid dividends.

  •
  We fail to make a payment and such failure continues for five business days after written notice to us.

  •
  Any representation or warranty in the purchase agreement is false or misleading and has a material adverse effect on our business or financial condition.

  •
  We make an assignment for the benefit of creditors or apply for or consent to appointment of receiver or one is appointed.

  •
  Bankruptcy, insolvency, reorganization or liquidation proceedings are instituted by or against us.

  •
  We are delisted from the American Stock Exchange.

  •
  There is an SEC stop trade order or we are suspended from trading on the American Stock Exchange for more than three consecutive trading days.

  •
  We fail to timely deliver common stock to the holder of Series B preferred stock for five business days after we receive a notice of conversion.

        The number of shares will be adjusted upon any stock split, stock dividend, subdivision or combination of shares. If we issue shares of our common stock below $5.50 and below market, then this conversion price will be readjusted.

        The holder of Series B preferred stock may not exercise any conversion rights if the number of shares of common stock to be received pursuant to such exercise aggregated with all other shares of common stock owned by the holder of Series B preferred stock would result in the holder of Series B preferred stock and its affiliates owning more than 4.99% of our common stock. However, if we elect to make the monthly repayment in shares of our common stock and this issuance would cause the holder of the Series B preferred stock to own more than 4.99% then the holder of the Series B preferred stock will sell that number of shares of common stock that it owns in order to permit us to make the repayment in shares of our common stock.

        Voting Rights.    The Series B preferred stock has no voting rights.

        Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment may be made to the holders of our common stock, the holder of Series B preferred stock must be paid the greater of $10.00 per share and all accrued and unpaid dividends to and including the date of payment or the number of shares that would be issuable upon conversion of $10.00 and accrued dividends multiplied by the highest closing price for the five trading days immediately preceding the liquidation payment date. If, upon any winding up of our affairs, our assets available to pay the holder of Series B preferred stock is not sufficient to permit the payment in full of the amount due, then all our assets will be distributed to the holder of Series B preferred stock.

        Redemption.    We must redeem the shares of Series B preferred stock, including accrued but unpaid dividends, no later than March 1, 2005.

  Series C 5% Cumulative Convertible Preferred Stock

        Following is a summary description of the principal terms of our Series C 5% cumulative convertible preferred stock ("Series C preferred"). For a complete statement of all the terms of this preferred stock, please review the certificate of vote of directors establishing Series C 5% cumulative convertible preferred stock which we have filed as an exhibit on Form 8-K filed on December 12, 2003.

        Amortization.    We will redeem the Series C Preferred according to the schedule set forth below together with the dividends that accrued on that portion of the Series C preferred stock on the first business day of each calendar month commencing March 1, 2004. We may repay this amount in cash or in shares of our common stock, or a combination of both. If we pay in cash, we must pay 105% of the amount due. If we pay in shares of our common stock, our common stock will be valued at $6.75 per share. If the closing price of our common stock for any of the 11 trading days preceding the first business day of each calendar month was less than $7.35, we will be required to pay the amount due in cash. Each repayment in shares of our common stock will constitute a conversion of such amount.

Date	Required redemption	Date	Required redemption
3/1/2004	$25,000	1/1/2005	$165,000
4/1/2004	$33,000	2/1/2005	$173,000
5/1/2004	$41,000	3/1/2005	$181,000
6/1/2004	$49,000	4/1/2005	$189,000
7/1/2004	$57,000	5/1/2005	$197,000
8/1/2004	$65,000	6/1/2005	$985,000
9/1/2004	$73,000
10/1/2004	$81,000
11/1/2004	$89,000
12/1/2004	$97,000

        Conversion.    The Series C preferred stock is convertible at the option of the holder of Series B preferred stock at any time after the date of issuance. Each share of our common stock will be valued at $6.75 per share. If there is an event of default and we have failed to cure it, redeem the Series C preferred stock for cash or receive a waiver from the holder of the Series C preferred stock then our common stock will be valued at the lower of $6.75 or 70% of the average of the three lowest closing prices for our common stock for the 30 trading days prior to, but not including, the date of conversion.

        Event of Default.    If any of the following events occur and is not cured within 30 days of written notice or waived in writing by the holder of Series C preferred stock, the dividend rate of 5% will become 15% and the holder of Series C preferred stock has the right to elect to have us redeem its shares of Series C preferred stock. This redemption requires the payment of the greater of 130% of the outstanding value of the Series C preferred stock, plus accrued and unpaid dividends.

  •
  We fail to make a payment and such failure continues for five business days after written notice to us.

  •
  Any representation or warranty in the purchase agreement is false or misleading and has a material adverse effect on our business or financial condition.

  •
  We make an assignment for the benefit of creditors or apply for or consent to appointment of receiver or one is appointed.

  •
  Bankruptcy, insolvency, reorganization or liquidation proceedings are instituted by or against us.

  •
  We are delisted from the American Stock Exchange.

  •
  There is an SEC stop trade order or we are suspended from trading on the American Stock Exchange for more than three consecutive trading days.

  •
  We fail to timely deliver common stock to the holder of Series B preferred stock for five business days after we receive a notice of conversion.

        The number of shares will be adjusted upon any stock split, stock dividend, subdivision or combination of shares. If we issue shares of our common stock below $6.75 and below market, then this conversion price will be readjusted.

        The holder of Series C preferred stock may not exercise any conversion rights if the number of shares of common stock to be received pursuant to such exercise aggregated with all other shares of common stock owned by the holder of Series C preferred stock would result in the holder of Series B preferred stock and its affiliates owning more than 4.99% of our common stock. However, if we elect to make the monthly repayment in shares of our common stock and this issuance would cause the holder of the Series C preferred stock to own more than 4.99% then the holder of the Series C preferred stock will sell that number of shares of common stock that it owns in order to permit us to make the repayment in shares of our common stock.

        Voting Rights.    The Series C preferred stock has no voting rights.

        Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment may be made to the holders of our common stock, the holder of Series C preferred stock must be paid the greater of $10.00 per share and all accrued and unpaid dividends to and including the date of payment or the number of shares that would be issuable upon conversion of $10.00 and accrued dividends multiplied by the highest closing price for the five trading days immediately preceding the liquidation payment date. If, upon any winding up of our affairs, our assets available to pay the holder of Series C preferred stock is not sufficient to permit the payment in full of the amount due, then all our assets will be distributed to the holder of Series C preferred stock.

        Redemption.    We must redeem the shares of Series C preferred stock, including accrued but unpaid dividends, no later than June 1, 2005.

  Massachusetts Law

        We have more than 200 stockholder, as a result of which we are subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to that date, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by the board of directors and by the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) voting at a meeting. In general, an "interested stockholder" is a person who owns 5% (15% in the case of a person eligible to file a Schedule 13G under the Securities Act of 1933, as amended, with respect to the common stock) or more of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and was the owner of 5% (15% in the case of a person eligible to file a Schedule 13G under the Securities Act with respect to the common stock) or more of the outstanding voting stock within the prior three years. A "business combination" includes mergers, consolidations, stock and asset sales, and other transactions with the interested stockholder resulting in a financial benefit (except proportionately as a stockholder of the corporation) to the interested stockholder. We may at any time amend our articles or by-laws to elect not to be governed by Chapter 110F by a vote of the holders of a majority of its voting stock. Such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the date of the amendment.

        Our by-laws provide that any holder of 10% or more of the outstanding shares of common stock may call a meeting of stockholder.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement. You may read and copy the registration statement at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying costs. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

        We file certain documents with the Securities and Exchange Commission electronically and these documents may be inspected and copied at the Securities and Exchange Commission's Web site at http://www.sec.gov. We are a reporting company under the Securities Exchange Act of 1934, and consequently, file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference room at the address appearing above.

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it. Incorporation by reference means that we can disclose important information to you by referring you to the information we filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supercede this information.

        We incorporate by reference the documents listed below and any future information we file with the Securities and Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934.

  (a)
  Our annual report, filed with the Securities and Exchange Commission on Form 10-KSB, for the fiscal year ended June 30, 2003, as amended on our Form 10-KSB/A and the Form 10-Q for the quarter ended September 30, 2003;

  (b)
  The description of our common stock contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on April 21, 1999 under section 12 of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating such description.

        You may request and receive, at no cost, copies of these filings by writing or telephoning us at the following address:

      Diane Ryan
      Implant Sciences Corporation
      107 Audubon Road #5
      Wakefield, MA 01880
      (781) 246-0700

DISCLOSURE OF SEC POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our amended and restated Articles of Organization and By-Laws provide that we may indemnify our directors and officers, to the fullest extent permitted under Massachusetts law, including in circumstances in which indemnification is otherwise discretionary under Massachusetts law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

LEGAL MATTERS

        Ellenoff Grossman & Schole LLP of 370 Lexington Avenue, New York, New York 10017 will issue an opinion, for us, about the legality and validity of the shares. Ellenoff Grossman & Schole owns a warrant to purchase 10,000 shares of our common stock.

EXPERTS

        The financial statements and schedules incorporated by reference in this registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

        The financial statements and schedules incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the sale of the shares being registered hereby:

SEC registration fee	$388
Printing and engraving	1,000
Amex listing application fee	15,000
Miscellaneous	612

Total	$17,000

Item 15. Indemnification of Directors and officers

        Our articles provide that none of our directors shall be personally liable to us or to our stockholder for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability (i) for any breach of the director's duty of loyalty to us or our stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, dealing with liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

        Our articles and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 67 of Chapter 156B of the Massachusetts General Laws, including circumstances in which indemnification is otherwise discretionary.

        A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. These provisions may also shield directors from liability under federal and state securities laws.

Item 16. Exhibits

Exhibit No.	Description
*3.2	By-Laws of the Company
*3.3	Articles of Amendment to the Articles of Organization of the Company, dated June 9, 1999
*3.4	Restated Articles of Organization of the Company, dated June 9, 1999
*********3.5	Certificate of Vote of Directors establishing Series A 7% Cumulative Convertible Preferred Stock, dated October 7, 2002
**********3.6	Certificate of Vote of Directors establishing Series B 5% Cumulative Convertible Preferred Stock, dated August 26, 2002.
***********3.7	Certificate of Vote of Directors establishing Series C 5% Cumulative Convertible Preferred Stock, dated November 25, 2003.
**4.1	Specimen certificate for the common stock of the Company
**4.2	Specimen certificate for the Redeemable Warrants of the Company
***4.3	Specimen certificate for the Units of the Company
*********4.4	Specimen Certificate of the Series A 7% Cumulative Convertible Preferred Stock
5.1	Opinion of Ellenoff Grossman & Schole LLP
**10.1	Employment Agreement with Anthony J. Armini, dated September 26, 1998
**10.2	Employment Agreement with Stephen N. Bunker, dated September 26, 1998
*10.3	Employment Offer Letter to Darlene Deptula-Hicks, dated June 15, 1998
*10.4	Employment Offer Letter to Alan Lucas, dated March 20, 1998
*10.5	Amendment to Employment Offer Letter to Alan Lucas, dated September 24, 1998
*10.6	Form of Employee Agreement on Ideas, Inventions, and Confidential Information used between 1993 and 1995
*10.7	Form of Employee Agreement on Ideas, Inventions, and Confidential Information used in 1993
*10.8	Form of Employee Agreement on Ideas, Inventions, and Confidential Information used between 1997 and 1998
*10.9	Loan Agreement between the Company and US Trust, dated May 1, 1996
*10.10	$100,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated May 1, 1996
*10.11	$300,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated May 1, 1996
*10.12	Guaranty of Loan Agreement between the Company and US Trust, by Anthony J. Armini, dated May 1, 1996

*10.13	Security Agreement between the Company and US Trust, dated May 1, 1996
*10.14	Lessor's Subordination and Consent between the Company and Teacher's Insurance and Annuity Association of America, dated May 1, 1996
*10.15	First Amendment to Loan Agreement between the Company and US Trust, dated July 24, 1997
*10.16	$300,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated July 24, 1997
*10.17	$94,444.40 Commercial Promissory Note signed by the Company in favor of US Trust, dated August 12, 1997
*10.18	Second Amendment to Loan Agreement between the Company and US Trust, dated January 16, 1998
*10.19	$750,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated January 16, 1998
*10.20	Promissory Note signed by Anthony J. Armini in favor of the Company, dated September 26, 1998
*10.21	Shareholders Agreement between NAR Holding Corporation and Anthony J. Armini, dated July 15, 1987
*10.22	Lease between the Company and Teachers Insurance and Annuity Association of America, dated September 29, 1995
*10.23	First Amendment to Lease and Expansion Agreement between the Company and Teachers Insurance and Annuity Association of America, dated July 29, 1998
*10.24	Standard Cooperative Research and Development Agreement between the Company and the Naval Research Laboratory, dated January 21, 1997
*10.25
Cooperative Agreement between the Company and the United States of America US Army Tank-Automotive and Armaments Command Armament Research, Development and Engineering Center, dated September 30, 1997(1)
*10.26	Vendor Agreement Memorandum between the Company and Osteonics, dated February 2, 1998(1)
*10.27	Sample Purchase Order between the Company and MicroSpring Company, Inc., dated October 24, 1996(1)
*10.28	Asset Purchase Agreement between the Company and Falex Corporation, dated November 17, 1995(1)
*10.29	Settlement between the Company and Erik Akhund, dated July 1, 1998
*10.30	1992 Stock Option Plan
*10.31	Form of Stock Option Agreement under the 1992 Stock Option Plan
*10.32	1998 Incentive and Nonqualified Stock Option Plan
**10.33	Form of Incentive Stock Option under the 1998 Incentive and Nonqualified Stock Option Plan

**10.34	Form of Nonqualified Stock Option under the 1998 Incentive and Nonqualified Stock Option Plan
**10.35	Form of Nonqualified Stock Option for Non-Employee Directors under the 1998 Incentive and Nonqualified Stock Option Plan
*10.36	Form of Lock-Up Agreement
**10.37	Agreement Appointing Transfer Agent and Registrar between the Company and American Securities and Transfer & Trust, Inc., dated October 19, 1998
**10.38	Certification of Corporate Secretary dated October 19, 1998 concerning Agreement Appointing Transfer Agent and Registrar between the Company and American Securities Transfer & Trust, Inc.
**10.39	Research and Development Agreement between the Company and Guidant Corporation, dated May 20, 1998
**10.40	Letter Agreement between the Company and Guidant Corporation, dated September 29, 1998(1)
***10.41	Form of Medical Advisory Board Agreement
***10.42
Form of Loan Agreement, dated January 7, 1999, between the Company and the following employees in the following amounts: Donald J. Dench ($12,500), Diane J. Ryan ($12,500), Mark and Kathleen Gadarowski ($12,500), Gregory Huntington, Sr. ($12,500), Leonard DeMild ($25,000), Michael Nelson ($12,500), Richard Sahagian ($12,500), Darryl Huntington ($12,500), Dennis Gadarowski ($12,500) and David Santos ($12,500)
***10.43	Terms and Conditions from Sample Purchase Order between the Company and Biomet, Incorporated
****10.44	Unit and Warrant Agreement between the Company and American Securities Transfer & Trust, Inc., dated April 9, 1999
*10.45	Agreement between the Company and U.S. Army Space and Missile Defense Command, dated May 27, 1999
*****10.46	Second Amendment to Lease and Extension Agreement
*****10.47	Sublease Agreement
*****10.48	Consent to Sublease Agreement
******10.52	Distribution Agreement, dated January 26, 2000, by and between Implant Sciences Corporation and MedTec Iowa, Inc.(1)
******10.53	Stock Purchase Agreement, dated March 2, 2000, by and between Implant Sciences Corporation and MedTec Iowa, Inc.
******10.54	Research and Development Agreement, dated March 13, 2000, by and between Implant Sciences Corporation and Cardiotech International
******10.55	Amendment to Distributorship Agreement between Med-Tec Iowa, Inc., and Implant Sciences Corporation dated 26 January 2000
*******10.56	Line of Credit Letter Agreement, dated October 10, 2001, by and between Implant Sciences Corporation and Cardiotech International Inc.

*******10.57	$500,000 Line of Credit Term Grid Note, dated October 10, 2001, by and between Implant Sciences Corporation and Cardiotech International Inc.
*******10.58	Security Agreement, dated October 10, 2001, by and between Implant Sciences Corporation and Cardiotech International Inc.
*******10.59	Guaranty of Line of Credit between Implant Sciences Corporation and Cardiotech International Inc. by Anthony J. Armini, dated October 10, 2001.
*******10.60
Subordination and Intercreditor Agreement by and between Cardiotech International Inc. and Anthony J. Armini,, Mark Gadarowski, Dennis Gadarowski, Richard Sahagian, and Daryl Huntington, dated October 10, 2001.
*******10.61	Consent of Citizens Bank to Line of Credit Agreement by and between Implant Sciences Corporation and Cardiotech International, Inc., dated October 10, 2001
*******10.62	Modification Agreement by and between Implant Sciences Corporation and Citizens Bank of Massachusetts, dated October 11, 2001.
*******10.63	Deposit Pledge Agreement by and between Implant Sciences Corporation and Citizens Bank of Massachusetts, dated October 11, 2001.
*******10.64	Deposit Pledge Agreement by and between Stephen Bunker and Citizens Bank of Massachusetts, dated October 11, 2001.
*******10.65	Limited Guaranty of Commercial Promissory Note between Implant Sciences Corporation and Citizens Bank of Massachusetts by Stephen Bunker, dated October 11, 2001.
*******10.66	Deposit Account Control Agreement by and between Implant Sciences Corporation and Citizens Bank of Massachusetts, dated October 11, 2001.
*******10.67	Deposit Account Control Agreement by and between Stephen Bunker and Citizens Bank of Massachusetts, dated October 11, 2001.
********10.68	Letter Agreement between Implant Sciences Corporation and Darlene Deptula-Hicks dated May 1, 2001
*********10.69	Securities Purchase Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated October 7, 2002.
**********10.69.1	Amendment #1 to Item 10.69
*********10.70	Security Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated October 7, 2002.
*********10.71	Common Stock Purchase Warrant for 55,000 shares issued to Laurus Master Fund, Ltd. dated October 7, 2002.
**********10.72	Securities Purchase Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd, dated August 28, 2003.
**********10.73	Security Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated August 28, 2003.
**********10.74	Common Stock Purchase Warrant for 70,000 shares issued to Laurus Master Fund, Ltd. dated August 28, 2003.

***********10.75	Securities Purchase Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated November 25, 2003.
***********10.76	Security Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated November 25, 2003.
***********10.77	Common Stock Purchase Warrant for 100,000 shares issued to Laurus Master Fund, Ltd. dated November 25, 2003.
*21.1	Subsidiaries of the Company
23.1	Consent of BDO Seidman, LLP, Independent Certified Public Accountants
23.2	Consent of Ernst & Young, LLP, Independent Certified Public Accountants
24.1	Power of Attorney

*	Previously filed in the Registration Statement on Form SB-2 (Registration No. 333-64499) filed on September 29, 1998, and is incorporated herein by reference.
**	Previously filed in Amendment No. 1 to the Registration Statement, filed on December 21, 1998, and is incorporated herein by reference.
***	Previously filed in Amendment No. 2 to the Registration Statement, filed on February 11, 1999, and is incorporated herein by reference.
****	Previously filed in Amendment No. 3 to the Registration Statement, filed on April 30, 1999, and is incorporated herein by reference.
*****	Previously filed in Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999, filed on February 14, 2000, and is incorporated herein by reference.
******	Previously filed in Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed on May 11, 2001, and is incorporated herein by reference.
*******	Previously filed in an Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, filed on October 15, 2001, and is incorporated herein by reference.
********	Previously filed in Amendment No. 1 to the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, filed on February 8, 2002, and is incorporated herein by reference.
*********	Previously filed in the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002, filed on October 15, 2002, and is incorporated herein by reference.
************	Previously filed in the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, filed on September 29, 2003, and is incorporated herein by reference.
(1)	Filed under application for confidential treatment.
***********	Previously filed on Form 8-K on December 12, 2003, and is incorporated herein by reference.

Item 17. Undertakings

        (a)   The registrant hereby undertakes to:

        (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to.

          (i)    Include any additional information or changed material information on the plan of distribution.

        (2)   For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

        (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wakefield, Massachusetts, on December 19, 2003.

IMPLANT SCIENCES CORPORATION
By:	/s/ Anthony Armini Anthony Armini, President and Chief Executive Officer

Power Of Attorney

        We, the undersigned officers and directors of Implant Sciences Corporation, hereby severally constitute and appoint Anthony Armini our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the Registration Statement on Form S-3 filed herewith, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Implant Sciences Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments to said Registration Statement or to any subsequent Registration Statement for the same offering that may be filed under said Rule 462(b).

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Signature	Title	Date

/s/ Anthony Armini Anthony Armini	President, Chief Executive Officer (Principal Executive Officer) and Director	December 19, 2003
/s/ Diane Ryan Diane Ryan	Chief Financial Officer	December 19, 2003
/s/ Stephen N. Bunker Stephen N. Bunker	Secretary/Director	December 19, 2003
/s/ Michael Szycher Michael Szycher	Director	December 19, 2003
/s/ David Eisenhaure David Eisenhaure	Director	December 19, 2003
/s/ Shaun Cave Shaun Cave	Director	December 19, 2003

Exhibit Index

Exhibit No.	Description
*3.2	By-Laws of the Company
*3.3	Articles of Amendment to the Articles of Organization of the Company, dated June 9, 1999
*3.4	Restated Articles of Organization of the Company, dated June 9, 1999
*********3.5	Certificate of Vote of Directors establishing Series A 7% Cumulative Convertible Preferred Stock, dated October 7, 2002
**********3.6	Certificate of Vote of Directors establishing Series B 5% Cumulative Convertible Preferred Stock, dated August 26, 2002.
***********3.7	Certificate of Vote of Directors establishing Series C 5% Cumulative Convertible Preferred Stock, dated November 25, 2003.
**4.1	Specimen certificate for the common stock of the Company
**4.2	Specimen certificate for the Redeemable Warrants of the Company
***4.3	Specimen certificate for the Units of the Company
*********4.4	Specimen Certificate of the Series A 7% Cumulative Convertible Preferred Stock
5.1	Opinion of Ellenoff Grossman & Schole LLP
**10.1	Employment Agreement with Anthony J. Armini, dated September 26, 1998
**10.2	Employment Agreement with Stephen N. Bunker, dated September 26, 1998
*10.3	Employment Offer Letter to Darlene Deptula-Hicks, dated June 15, 1998
*10.4	Employment Offer Letter to Alan Lucas, dated March 20, 1998
*10.5	Amendment to Employment Offer Letter to Alan Lucas, dated September 24, 1998
*10.6	Form of Employee Agreement on Ideas, Inventions, and Confidential Information used between 1993 and 1995
*10.7	Form of Employee Agreement on Ideas, Inventions, and Confidential Information used in 1993
*10.8	Form of Employee Agreement on Ideas, Inventions, and Confidential Information used between 1997 and 1998
*10.9	Loan Agreement between the Company and US Trust, dated May 1, 1996
*10.10	$100,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated May 1, 1996
*10.11	$300,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated May 1, 1996
*10.12	Guaranty of Loan Agreement between the Company and US Trust, by Anthony J. Armini, dated May 1, 1996

*10.13	Security Agreement between the Company and US Trust, dated May 1, 1996
*10.14	Lessor's Subordination and Consent between the Company and Teacher's Insurance and Annuity Association of America, dated May 1, 1996
*10.15	First Amendment to Loan Agreement between the Company and US Trust, dated July 24, 1997
*10.16	$300,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated July 24, 1997
*10.17	$94,444.40 Commercial Promissory Note signed by the Company in favor of US Trust, dated August 12, 1997
*10.18	Second Amendment to Loan Agreement between the Company and US Trust, dated January 16, 1998
*10.19	$750,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated January 16, 1998
*10.20	Promissory Note signed by Anthony J. Armini in favor of the Company, dated September 26, 1998
*10.21	Shareholders Agreement between NAR Holding Corporation and Anthony J. Armini, dated July 15, 1987
*10.22	Lease between the Company and Teachers Insurance and Annuity Association of America, dated September 29, 1995
*10.23	First Amendment to Lease and Expansion Agreement between the Company and Teachers Insurance and Annuity Association of America, dated July 29, 1998
*10.24	Standard Cooperative Research and Development Agreement between the Company and the Naval Research Laboratory, dated January 21, 1997
*10.25
Cooperative Agreement between the Company and the United States of America US Army Tank-Automotive and Armaments Command Armament Research, Development and Engineering Center, dated September 30, 1997(1)
*10.26	Vendor Agreement Memorandum between the Company and Osteonics, dated February 2, 1998(1)
*10.27	Sample Purchase Order between the Company and MicroSpring Company, Inc., dated October 24, 1996(1)
*10.28	Asset Purchase Agreement between the Company and Falex Corporation, dated November 17, 1995(1)
*10.29	Settlement between the Company and Erik Akhund, dated July 1, 1998
*10.30	1992 Stock Option Plan
*10.31	Form of Stock Option Agreement under the 1992 Stock Option Plan
*10.32	1998 Incentive and Nonqualified Stock Option Plan
**10.33	Form of Incentive Stock Option under the 1998 Incentive and Nonqualified Stock Option Plan

**10.34	Form of Nonqualified Stock Option under the 1998 Incentive and Nonqualified Stock Option Plan
**10.35	Form of Nonqualified Stock Option for Non-Employee Directors under the 1998 Incentive and Nonqualified Stock Option Plan
*10.36	Form of Lock-Up Agreement
**10.37	Agreement Appointing Transfer Agent and Registrar between the Company and American Securities and Transfer & Trust, Inc., dated October 19, 1998
**10.38	Certification of Corporate Secretary dated October 19, 1998 concerning Agreement Appointing Transfer Agent and Registrar between the Company and American Securities Transfer & Trust, Inc.
**10.39	Research and Development Agreement between the Company and Guidant Corporation, dated May 20, 1998
**10.40	Letter Agreement between the Company and Guidant Corporation, dated September 29, 1998(1)
***10.41	Form of Medical Advisory Board Agreement
***10.42
Form of Loan Agreement, dated January 7, 1999, between the Company and the following employees in the following amounts: Donald J. Dench ($12,500), Diane J. Ryan ($12,500), Mark and Kathleen Gadarowski ($12,500), Gregory Huntington, Sr. ($12,500), Leonard DeMild ($25,000), Michael Nelson ($12,500), Richard Sahagian ($12,500), Darryl Huntington ($12,500), Dennis Gadarowski ($12,500) and David Santos ($12,500)
***10.43	Terms and Conditions from Sample Purchase Order between the Company and Biomet, Incorporated
****10.44	Unit and Warrant Agreement between the Company and American Securities Transfer & Trust, Inc., dated April 9, 1999
*10.45	Agreement between the Company and U.S. Army Space and Missile Defense Command, dated May 27, 1999
*****10.46	Second Amendment to Lease and Extension Agreement
*****10.47	Sublease Agreement
*****10.48	Consent to Sublease Agreement
******10.52	Distribution Agreement, dated January 26, 2000, by and between Implant Sciences Corporation and MedTec Iowa, Inc.(1)
******10.53	Stock Purchase Agreement, dated March 2, 2000, by and between Implant Sciences Corporation and MedTec Iowa, Inc.
******10.54	Research and Development Agreement, dated March 13, 2000, by and between Implant Sciences Corporation and Cardiotech International
******10.55	Amendment to Distributorship Agreement between Med-Tec Iowa, Inc., and Implant Sciences Corporation dated 26 January 2000
*******10.56	Line of Credit Letter Agreement, dated October 10, 2001, by and between Implant Sciences Corporation and Cardiotech International Inc.

*******10.57	$500,000 Line of Credit Term Grid Note, dated October 10, 2001, by and between Implant Sciences Corporation and Cardiotech International Inc.
*******10.58	Security Agreement, dated October 10, 2001, by and between Implant Sciences Corporation and Cardiotech International Inc.
*******10.59	Guaranty of Line of Credit between Implant Sciences Corporation and Cardiotech International Inc. by Anthony J. Armini, dated October 10, 2001.
*******10.60
Subordination and Intercreditor Agreement by and between Cardiotech International Inc. and Anthony J. Armini,, Mark Gadarowski, Dennis Gadarowski, Richard Sahagian, and Daryl Huntington, dated October 10, 2001.
*******10.61	Consent of Citizens Bank to Line of Credit Agreement by and between Implant Sciences Corporation and Cardiotech International, Inc., dated October 10, 2001
*******10.62	Modification Agreement by and between Implant Sciences Corporation and Citizens Bank of Massachusetts, dated October 11, 2001.
*******10.63	Deposit Pledge Agreement by and between Implant Sciences Corporation and Citizens Bank of Massachusetts, dated October 11, 2001.
*******10.64	Deposit Pledge Agreement by and between Stephen Bunker and Citizens Bank of Massachusetts, dated October 11, 2001.
*******10.65	Limited Guaranty of Commercial Promissory Note between Implant Sciences Corporation and Citizens Bank of Massachusetts by Stephen Bunker, dated October 11, 2001.
*******10.66	Deposit Account Control Agreement by and between Implant Sciences Corporation and Citizens Bank of Massachusetts, dated October 11, 2001.
*******10.67	Deposit Account Control Agreement by and between Stephen Bunker and Citizens Bank of Massachusetts, dated October 11, 2001.
********10.68	Letter Agreement between Implant Sciences Corporation and Darlene Deptula-Hicks dated May 1, 2001
*********10.69	Securities Purchase Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated October 7, 2002.
**********10.69.1	Amendment #1 to Item 10.69
*********10.70	Security Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated October 7, 2002.
*********10.71	Common Stock Purchase Warrant for 55,000 shares issued to Laurus Master Fund, Ltd. dated October 7, 2002.
**********10.72	Securities Purchase Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated August 28, 2003.
**********10.73	Security Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated August 28, 2003.
**********10.74	Common Stock Purchase Warrant for 70,000 shares issued to Laurus Master Fund, Ltd. dated August 28, 2003.

***********10.75	Securities Purchase Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated November 25, 2003.
***********10.76	Security Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. dated November 25, 2003.
***********10.77	Common Stock Purchase Warrant for 100,000 shares issued to Laurus Master Fund, Ltd. dated November 25, 2003.
*21.1	Subsidiaries of the Company
23.1	Consent of BDO Seidman, LLP, Independent Certified Public Accountants
23.2	Consent of Ernst & Young, LLP, Independent Certified Public Accountants
24.1	Power of Attorney

*	Previously filed in the Registration Statement on Form SB-2 (Registration No. 333-64499) filed on September 29, 1998, and is incorporated herein by reference.
**	Previously filed in Amendment No. 1 to the Registration Statement, filed on December 21, 1998, and is incorporated herein by reference.
***	Previously filed in Amendment No. 2 to the Registration Statement, filed on February 11, 1999, and is incorporated herein by reference.
****	Previously filed in Amendment No. 3 to the Registration Statement, filed on April 30, 1999, and is incorporated herein by reference.
*****	Previously filed in Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999, filed on February 14, 2000, and is incorporated herein by reference.
******	Previously filed in Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed on May 11, 2001, and is incorporated herein by reference.
*******	Previously filed in an Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, filed on October 15, 2001, and is incorporated herein by reference.
********	Previously filed in Amendment No. 1 to the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, filed on February 8, 2002, and is incorporated herein by reference.
*********	Previously filed in the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002, filed on October 15, 2002, and is incorporated herein by reference.
************	Previously filed in the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, filed on September 29, 2003, and is incorporated herein by reference.
(1)	Filed under application for confidential treatment.
***********	Previously filed on Form 8-K on December 12, 2003, and is incorporated herein by reference.